ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of December 31, 2025, by and between Franklin Managed Options Strategies, LLC (“FT MOST”) and O’Shaughnessy Asset Management, LLC (“OSAM”), each an indirect wholly owned subsidiary of Franklin Resources, Inc.

WHEREAS, FT MOST and OSAM are each registered as an investment adviser under the Investment Advisers Act of 1940 and are engaged in the business of supplying certain investment advisory, research, advice, management, supervision and other related services;

WHEREAS, Franklin Templeton Fund Adviser, LLC (“FTFA”) serves as investment manager to the Franklin ClearBridge Enhanced Income ETF (the “Fund”), a series of Legg Mason ETF Investment Trust (the “Trust”), pursuant to a management agreement between the Trust, on behalf of the Fund, and FTFA;

WHEREAS, FT MOST serves as sub-adviser to the Fund pursuant to a sub-advisory agreement dated as of February 28, 2025, between FTFA and FT MOST (the “Sub-Advisory Agreement”);

WHEREAS, FT MOST, effective December 31, 2025 (the “Effective Date”), has transferred to OSAM all of its assets, liabilities, and investment personnel responsible for managing the Fund (including all portfolio managers, research analysts and support staff members), and FTFA has proposed that OSAM replace FT MOST as the Fund’s sub-adviser on the Effective Date (the “Transfer”);

WHEREAS, the Transfer will not result in a change of control or management, and thus will not constitute an “assignment” of the Sub-Advisory Agreement under the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved a form of this Assignment and Assumption Agreement at a meeting held on December 4, 2025.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1. The Sub-Advisory Agreement previously in effect between FTFA and FT MOST is hereby assigned by FT MOST to OSAM.

2. The Sub-Advisory Agreement is hereby assumed in its entirety by OSAM, except that all references to FT MOST shall be replaced with references to OSAM.

3. OSAM agrees to perform and be bound by all of the terms of the Sub-Advisory Agreement and the obligations and duties of FT MOST thereunder.

4. The Sub-Advisory Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

FRANKLIN MANAGED OPTIONS STRATEGIES, LLC		O’SHAUGHNESSY ASSET MANAGEMENT, LLC

By:	/s/ Jonathan Orseck	By:	/s/ Christopher S. Loveless
Name:	Jonathan Orseck	Name:	Christopher S. Loveless
Title:	SVP and Co-CIO	Title:	President

ACKNOWLEDGED:

LEGG MASON ETF INVESTMENT TRUST, on behalf of Franklin ClearBridge Enhanced Income ETF

By:	/s/ Harris Goldblat
Name:	Harris Goldblat
Title:	Vice President and Secretary